CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Williamsburg Investment Trust, comprised of The Jamestown Balanced Fund, The Jamestown Equity Fund, The Jamestown Tax Exempt Virginia Fund, The Jamestown International Equity Fund, FBP Contrarian Balanced Fund, FBP Contrarian Equity Fund, The Government Street Equity Fund, The Government Street Bond Fund, The Alabama Tax Free Bond Fund and the Davenport Equity Fund, and to the use of our reports dated April 28, 2000 on the financial statements and financial highlights. Such financial statements and financial highlights appear in each funds' respective 2000 Annual Report to Shareholders which accompanies the Statement of Additional Information.

                                                   TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
August 1, 2000